EXHIBIT 99.1

REVOCABLE PROXY

LATAH BANCORPORATION, INC.

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY             , 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Gilbert, Dan J. Messinger, or Marci Green (with full power to act alone and to designate substitutes) as attorney and proxy of the undersigned with authority to vote and act with respect to all shares of stock of Latah Bancorporation, Inc. (“Latah”) which the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held on July         , 2002, at 10:00 a.m., local time, at 108 E. Market, Latah, Washington, and any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present upon matters noted below and upon such other matters as may properly come before the meeting. This Proxy also provides voting instructions for shares held in the 401(k) Plan as described in the Proxy Statement/Prospectus.

(When properly executed, this Proxy will be voted in accordance with your instructions. If you give no instructions, this Proxy will be voted FOR Proposal 1.)

The shares represented by this Proxy shall be voted as follows:

1.
A proposal to approve the Agreement and Plan of Mergers dated as of March 28, 2002 (the “Merger Agreement”), between Latah and AmericanWest Bancorporation (“AmericanWest”), under the terms of which: (i) Latah will merge into AmericanWest, and (ii) each outstanding share of common stock of Latah will be converted into the right to its prorata share of $13,490,000 cash (estimated at up to $21.22 per share) and .5192 of a share of AmericanWest common stock, pursuant and subject to the terms and conditions of the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

2.	In their discretion, the proxy is authorized to vote upon such other business as may properly come before the Special Meeting of Shareholders.

Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of Latah at the Special Meeting of the shareholder’s decision to terminate this Proxy, then the power of said attorney and proxy shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt, prior to the execution of this Proxy, of Notice of the Special Meeting and the Proxy Statement/Prospectus dated May             , 2002.

DATE:                 , 2002.

Print Name of Shareholder	Print Name of Shareholder

Signature	Signature

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

This Proxy will be voted as directed, but if no instructions are specified, this Proxy will be voted for the proposition stated. If any other business is presented at such meeting, this Proxy will be voted by those named in this Proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

(PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.)